Exhibit 99.1

For additional information, contact:
E.L. Spencer, Jr.
President, CEO and
Chairman of the Board
(334) 821-9200

Press Release – November 17, 2008

AUBURN NATIONAL BANCORPORATION, INC.

DECLARES QUARTERLY DIVIDEND

AUBURN, Alabama – On November 11th, 2008, the Board of Directors of Auburn National Bancorporation, Inc. (NASDAQ: AUBN) declared a fourth quarter $0.185 per share cash dividend, payable December 26th, 2008 to shareholders of record as of December 10th, 2008. This represents a 6% increase over dividends declared for the fourth quarter of 2007. On an annual basis, the cash dividend paid to shareholders has increased in 12 of the last 13 years.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is a bank holding company with total assets of approximately $735 million. AuburnBank (the “Bank”), the Company’s principal subsidiary, is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Hurtsboro and Notasulga, Alabama. In-store branches are located in the Auburn and Opelika Kroger stores, as well as Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. Mortgage loan offices are located in Phenix City, Valley, and Mountain Brook, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.